Exhibit 15.2

800 Parker Square STE 215C
Flower Mound, TX 75028
Tel: 214.984.0239
Fax: 469.519.1624

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report on Form 20-F for the year ended December 31, 2025 and the Registration Statement on Form F-3 (File No. 333-283030) of Top KingWin Ltd. (the “Company”) of our report dated April 17, 2025, with respect to the consolidated financial statements of the Company and its subsidiaries, appearing in the Company’s Annual Report on Form 20-F for the years ended December 31, 2024 and 2023.

We also consent to the reference to our firm under the heading “Experts” in such Annual Report on Form 20-F.

/s/ Tang Qian & Associates, PLLC

Tang Qian & Associates, PLLC

April 8, 2026